Exhibit 23.4

CONSENT OF PRX GEOGRAPHIC

PRX Geographic prepared the feasibility study dated September, 2004, as supplemented in February, 2006.  We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of Ethanol Grain Processors, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Martin D. Ruikka
Martin D. Ruikka
PRX Geographic

Chelsea, Michigan
May 3, 2006